Exhibit 99.1

Cell Therapeutics Reports First Quarter 2014 Financial Results

- Reports Net Product Sales Growth for PIXUVRI® Following Positive Reimbursement Decisions in Key E.U. Countries -

- Conference Call Scheduled for Today at 4:30 p.m. Eastern Time -

SEATTLE, Wash., April 29, 2014—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today reported financial results for the first quarter ended March 31, 2014.

“In the first quarter, we achieved growth in E.U. sales of PIXUVRI for the treatment of patients with aggressive B-cell non-Hodgkin lymphoma, which is due in part to the previously announced favorable reimbursement decisions, demonstration of cost effectiveness and growing awareness among key opinion leaders in the lymphoma community,” said James A. Bianco, M.D., President and CEO. “We believe we are on track to achieve our stated corporate goal of operating the commercial business with a net positive product contribution by year-end. Another of our corporate goals this year is to expand the global reach and revenue potential of PIXUVRI through a potential partnership in the rest of world, excluding countries in the E.U. where CTI has a commercial presence and the U.S. In addition to driving PIXUVRI sales, we are focused on completing the first Phase 3 clinical trial of pacritinib, an oral JAK2/FLT3 inhibitor, in myelofibrosis and reporting the topline results late this year, while advancing the second pacritinib Phase 3 trial.”

First Quarter 2014 Financial Results

For the quarter ended March 31, 2014, CTI reported revenue of $1.4 million, compared to revenue of $1.1 million for the same period in 2013. The revenues in the first quarter 2014 were primarily attributable to net product sales of PIXUVRI. CTI sells PIXUVRI directly to health care providers through a product dedicated contract sales force and through a limited number of wholesale distributors in the E.U.

The non-GAAP operating loss, which excludes non-cash share-based compensation expense, for the first quarter of 2014 was $19.8 million, compared to $16.1 million for the same period in 2013. The GAAP operating loss was $27.7 for the first quarter of 2014, compared to $18.5 million for the same period in 2013. The increase in GAAP operating loss primarily related to the ongoing PERSIST-1 and PERSIST-2 Phase 3 clinical trials of pacritinib and included $7.8 million non-cash share-based compensation expense for the first quarter of 2014, compared to $2.4 million for the same period in 2013. For information on CTI’s use of the aforementioned non-GAAP measure and a reconciliation of such measure to GAAP operating loss, see the section below entitled “Non-GAAP Financial Measures”.

The net loss for the first quarter of 2014 was $29.0 million (which included a $7.8 million non-cash share-based compensation expense), or ($0.20) per share, compared to $19.4 million (which included a $2.4 million non-cash share-based compensation expense), or ($0.18) per share, for the same period in 2013.

As of March 31, 2014, CTI’s cash and cash equivalents totaled $50.6 million. Assuming that patient enrollment continues at the rate at which we have experienced in recent months, CTI believes it would be on track to earn a $20 million milestone in mid-year 2014 related to the PERSIST-1 trial under our agreement with Baxter International, Inc., or Baxter.

Financial Guidance for 2014

CTI reaffirms prior financial guidance that non-GAAP operating loss for 2014 is expected to approximate $45 to $50 million, which excludes non-cash share-based compensation expense. For the elements comprising this financial guidance, please refer to our press release issued on March 4, 2014.

Actual financial results for 2014 will vary based upon many factors, including the degree of market acceptance and reimbursement rates for PIXUVRI in Europe, the rate of patient enrollment in ongoing clinical trials, the attainment and timing of milestone payments projected to be earned and received under CTI’s collaboration with Baxter and other factors described in our filings with the Securities and Exchange Commission.

Select First Quarter 2014 and Recent Highlights

PIXUVRI® (pixantrone) Commercial:

•	Reported that the U.K.’s National Institute for Health and Care Excellence issued final guidance recommending prescription of PIXUVRI as a cost-effective monotherapy for the treatment of adult patients with multiply relapsed or refractory aggressive B-cell non-Hodgkin lymphoma.

•	Announced the launch of PIXUVRI in the U.K.

Research and Development:

•	Initiated PERSIST-2, the second Phase 3 clinical trial evaluating pacritinib in patients with myelofibrosis who have low platelet counts. This trial, together with PERSIST-1, is intended to support registration in the U.S. and Europe.

•	Announced the Gynecologic Oncology Group informed CTI that it had completed enrollment in the GOG-0212 Phase 3 clinical trial of investigational agent paclitaxel poliglumex (OpaxioTM) as maintenance therapy in ovarian cancer.

Corporate:

•	Reached an agreement with Novartis to regain rights to PIXUVRI and Opaxio, providing CTI with the flexibility to manage these assets within the context of its overall product portfolio strategy.

Information required by CONSOB pursuant to section 114, paragraph 5, of the Italian Legislative Decree no. 58/98

Report on possible failure to comply with covenants

To the knowledge of CTI’s management, CTI and its Groups are in compliance with all covenants, negative pledges and other provisions concerning long-term debt.

Business and financial plan

CTI’s strategy is to become a leader in the acquisition, development and commercialization of novel therapeutics for the treatment of blood-related cancers. An update on the key elements of CTI’s strategy is below.

Successfully Commercialize PIXUVRI

CTI’s key commercial objective is to continue our efforts to build a successful PIXUVRI franchise in Europe. PIXUVRI is currently available in Austria, Denmark, Finland, Germany, Italy, France, Netherlands, Norway, Sweden and the U.K., and we seek to expand the global reach and revenue potential of PIXUVRI through a potential partnership in the rest of world, excluding countries in the E.U. where CTI has a commercial presence and the U.S. CTI is currently focused on educating physicians on the unmet medical need and building brand awareness for PIXUVRI among physicians in the countries where PIXUVRI is currently available. CTI has achieved reimbursement decisions in England/Wales, France, Germany and Italy.

Develop Pacritinib in Myelofibrosis and Additional Indications

Together with Baxter, CTI is developing pacritinib for patients with myelofibrosis. CTI’s development program for pacritinib includes two Phase 3 registration trials in patients with myelofibrosis, and we expect to report topline data from the first Phase 3 trial late in 2014. Although CTI’s efforts are focused on myelofibrosis, CTI is currently evaluating pacritinib in AML through an ongoing IST and intends to evaluate it in other blood cancers in the future.

Continue to Develop our Other Pipeline Programs

CTI believes that it is important to maintain a diverse pipeline to sustain our future growth. To accomplish this, CTI continues to advance the development of other novel, clinical-stage product candidates, particularly tosedostat and Opaxio, through cooperative group sponsored trials and ISTs. Sponsoring such trials provides CTI with a more economical approach for further developing CTI’s investigational products.

Evaluate Product Collaborations to Accelerate Development and Commercialization

CTI intends to continue to evaluate additional possible collaborations to broaden and accelerate clinical trial development and potential commercialization of CTI’s compounds. Collaborations have the potential to generate non-equity based operating capital, supplement CTI’s own internal expertise and provide CTI with access to the marketing, sales and distribution capabilities of CTI’s collaborators in specific territories.

Identify and Acquire Additional Pipeline Opportunities

CTI’s current pipeline is the result of licensing and acquiring assets that we believe were initially undervalued opportunities. CTI plans to continue to seek out potential additional product candidates in an opportunistic manner.

Conference Call Information

CTI management will host a conference call to review its first quarter 2014 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. PDT / 4:30 p.m. EDT / 10:30 p.m. CEST. Participants can access the call at 1-877-941-6009 (domestic) or +1 480-629-9819 (international). To access the live audio webcast or the subsequent archived recording, visit CTI’s website, www.celltherapeutics.com. Webcast and telephone replays of the conference call will be available approximately two hours after completion of the call. Callers can access the replay by dialing 1-800-406-7325 (domestic) or +1 303-590-3030 (international). The access code for the replay is 4678242. The telephone replay will be available until Tuesday, May 6, 2014.

About Cell Therapeutics, Inc.

CTI (NASDAQ and MTA: CTIC) is a biopharmaceutical company focused on the acquisition, development and commercialization of an integrated portfolio of oncology products aimed at making cancer more treatable. CTI is headquartered in Seattle, WA. For additional information and to sign up for email alerts and get RSS feeds, please visit www.CellTherapeutics.com.

Non-GAAP Financial Measures

CTI has provided in this press release the historical financial measure of loss from operations, excluding non-cash share-based compensation expense, which is a non-GAAP measure, for the first quarter ended March 31, 2014, and the financial projection of loss from operations, excluding non-cash share-based compensation expense, which is a non-GAAP measure, for the 2014 fiscal year. Due to varying available valuation methodologies, subjective assumptions and the different GAAP accounting treatment of different award types that companies can use under ASC Topic 718, CTI’s management believes that providing a non-GAAP financial measure that excludes non-cash share-based compensation can enhance management’s and investors’ comparison of CTI’s operating results over different periods of time as compared to the operating results of other companies.

Our use of a non-GAAP financial measure has limitations and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. One limitation is that our reported non-GAAP loss from operations results in the exclusion of a recurring expense, since share-based compensation will continue to be a significant recurring expense in CTI’s business. A second limitation is that our methodology for calculating non-GAAP loss from operations, which only excludes the component of share-based compensation, may differ from the methodology our peer companies utilize to the extent they report non-GAAP loss from operations or similarly titled measures and accordingly may not necessarily be comparable to similarly titled measures of other companies. Investors are urged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of CTI’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

CTI has not included a reconciliation of our projected non-GAAP loss from operations to a projected GAAP loss from operations because the calculation of the excluded share-based compensation would require information that is presently uncertain, such as the future level of additional equity awards that will be granted to meet CTI’s compensation philosophy and objectives after taking into account the economic climate at the time of grant. In addition, the calculation is largely based on the price of CTI’s stock at the time of the specific grants (as required under ASC Topic 718), which price is variable and therefore unknowable until the grant is made. Because of the contingent nature of such factors, CTI believes that the specific adjustment for future share-based compensation cannot be forecast with accuracy.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Such statements include, but are not limited to, statements regarding CTI’s expectations with respect to the development of CTI and its product and product candidate portfolio, CTI’s ability to meet its 2014 corporate goals (including that of operating the commercial business with a net product contribution by year-end, consummating a partnership for PIXUVRI, completing PERSIST-1 and reporting the topline results late this year and advancing PERSIST-2), the rate at which we expect PERSIST-1 to enroll, potential attainment of the $20 million milestone in mid-year 2014 under our agreement with Baxter, CTI’s projected non-GAAP operating loss, the potential registration of pacritinib in the U.S. and Europe, the benefits of the reacquisition of rights to PIXUVRI and Opaxio and liquidity and expense projections. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that CTI cannot predict or guarantee the outcome of preclinical and clinical studies, that CTI may not obtain reimbursement for PIXUVRI in certain markets in Europe as planned or at all, that the conditional marketing authorization for PIXUVRI may not be renewed or may be subject to additional conditions, that CTI may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities, that CTI may experience delays in the commencement of preclinical and clinical studies, risks related to the costs of developing, producing and selling PIXUVRI, pacritinib and CTI’s other product candidates, and other risks, including, without limitation, competitive factors, technological developments, that CTI’s operating expenses continue to exceed its net revenues, that CTI may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI may not achieve previously announced goals and objectives as or when projected, that CTI’s average net operating burn rate may increase, and that CTI will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in CTI’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

PIXUVRI is a registered trademark of Cell Therapeutics, Inc.

Source: Cell Therapeutics, Inc.

# # #

Contacts:

Monique Greer

+1 206-272-4343

mgreer@ctiseattle.com

Ed Bell

+1 206-282-7100

ebell@ctiseattle.com

In Europe:

CTI Life Sciences Limited, Milan Branch

Laura Villa

+39 02 0061-6550

lvilla@cti-lifesciences.com

CTI_EUInvestors@CTI-Lifesciences.com

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues:
Product sales, net	$1,268	$1,126
License and contract revenue	143	—

Total revenues	1,411	1,126

Operating costs and expenses:
Cost of product sold	145	55
Research and development	12,179	8,355
Selling, general and administrative	16,750	11,143
Settlement expense	—	95

Total operating costs and expenses	29,074	19,648

Loss from operations	(27,663)	(18,522)
Other income (expense):
Interest expense	(464)	(48)
Amortization of debt discount and issuance costs	(178)	(23)
Foreign exchange loss	(5)	(751)
Other expense	(886)	(272)

Net loss before noncontrolling interest	(29,196)	(19,616)
Noncontrolling interest	194	232

Net loss	$(29,002)	$(19,384)

Basic and diluted net loss per common share	$(0.20)	$(0.18)

Shares used in calculation of basic and diluted net loss per common share	142,138	106,697

	(amounts in thousands)
	March 31, 2014	December 31, 2013
Balance Sheet Data (unaudited):
Cash and cash equivalents	$50,601	$71,639
Working capital	41,815	60,446
Total assets	73,286	93,723
Current portion of long-term debt	2,527	3,155
Long-term debt, less current portion	10,861	10,152
Total shareholders’ equity	23,225	42,758

Non-GAAP Reconciliation

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2014	2013
As reported - loss from operations (GAAP)	$(27,663)	$(18,522)
As reported - share-based compensation expense (GAAP)	7,829	2,428

As adjusted - loss from operations (Non-GAAP)	$(19,834)	$(16,094)